Exhibit 10.12(b)

SECOND AMENDMENT TO THE
MINERALS TECHNOLOGIES INC. RETIREMENT PLAN
(as amended and restated effective as of January 1, 2006, with certain other effective dates)

WHEREAS, pursuant to Section 9.1 of the Minerals Technologies Inc. Retirement Plan, as amended and restated effective as of January 1, 2006, with certain other effective dates (the “Plan”), Minerals Technologies Inc. reserves the right to amend the Plan by action of its Board of Directors and now wishes to do so by the following amendment.

NOW THEREFORE, the Plan is hereby amended as follows:

1.	Effective January 1, 2008, Section 2.1(b)(3) shall be amended by deleting sections 2.1(b)(3)(A) and (B) and deleting the words “(C) Top Heavy Factors.”

2.           The last sentence of Section 7.2(a) shall be replaced with the following:

Such preretirement surviving Spouse benefit, payable for the life of the surviving Spouse, shall commence at the end of the month following the month in which the Member would have attained his Normal Retirement Date or earlier, if the Spouse so elects (provided that for deaths occurring before January 1, 2009, such commencement date shall not be earlier than the date the Member first would have reached age 55).  If the Spouse elects for such preretirement Spouse benefit to be payable commencing earlier than the date the Member would have attained age 55, the Single Life Annuity otherwise payable at age 55 shall be further reduced using the actuarial assumptions provided in the first sentence of Section 2.1(b)(2) to reflect such early commencement.

Effective for deaths that occur on or after January 1, 2009, solely for purposes of this Section 7.2 and solely with respect to a Member’s Accrued Benefit in excess of the Member’s Accrued Benefit as of December 31, 2008 (“post-2008 Accrued Benefits”), a person who would otherwise be considered the Member’s Spouse under the Plan, except that he or she is the same sex as the Member, shall be treated in the same manner as a Spouse for purposes of determining the preretirement death benefit payable under this Section 7.2 under the Career Earnings Formula with respect to a Member’s post-2008 Accrued Benefits.  Such Member shall be considered to be a married Member for purposes of the last sentence of Section 7.1 with respect to such post-2008 Accrued Benefits.

3.           Effective January 1, 2008, Article 8 shall be amended to read in its entirety as follows:

Article 8.  Maximum Benefit Limitations

8.1  General Rule
Benefits payable to any Member shall not at any time exceed the maximum permissible benefit limits as provided in this Article 8.  In the event benefits are paid to the Spouse, contingent annuitant or other beneficiary of any Member or an alternate payee with respect to any Member, such benefits will be aggregated with benefits paid to the Member in applying the limitations contained in this Article 8.

The maximum Annual Benefit which may be paid in any Plan Year to any Member who is at least sixty-two years of age and not over sixty-five years of age from all qualified defined benefit plans maintained by the Company and any Affiliated Company (whether or not terminated) shall be the lesser of the following amounts:

(a)           $185,000 (the “Dollar Limitation”); or

(b)           100% of the Employee’s average annual compensation (as defined below) for the three consecutive Limitation Years with the Company and any Affiliated Company that produce the highest average, as determined in accordance with regulations under Code section 415 (the “Employee’s Compensation Limitation”).

If, as of any January 1, the Secretary of the Treasury adjusts the Dollar Limitation in this Article 8 pursuant to Code section 415(d), such adjusted Dollar Limitation shall be effective for purposes of the Plan, without the necessity of an amendment, and shall be applicable to the Limitation Year containing such January 1.  Anything to the contrary notwithstanding, any benefit limited by the provisions of this Article in a previous Plan Year shall be increased with respect to future payments to the lesser of the adjusted dollar limitation or the amount of benefit which would have been payable under this Plan without regard to the provisions of this Article.

The provisions of this Article 8 shall be interpreted and applied in accordance with the rules of Code section 415 and the regulations thereunder, and the relevant provisions of the regulations are incorporated by reference herein.  In the event that payments to or on behalf of a Member begin on multiple dates, the rules of this Article 8 shall be applied on each such date to the relevant portion of the benefit.  Notwithstanding any other provision of this Article 8, a Member’s Annual Benefit shall not be reduced below the amount of the Annual Benefit payable as of December 31, 2007 under the terms of the Plan in effect on April 5, 2007, including the terms of Article 8 as then in effect.

If the Member is or was a participant in another qualified defined benefit plan of the Company and any Affiliated Company (whether or not such plan has been terminated), and the Member’s employer-provided annual benefit under all such plans, including this Plan, exceeds the maximum Annual Benefit under this Article 8 determined as of the same age under each applicable plan, the maximum monthly retirement income applicable to all such defined benefit plans of the Company and any Affiliated Company shall be determined and allocated on a pro rata basis in proportion to the actuarially equivalent amount of retirement income otherwise accrued under each such plan so that the maximum Annual Benefit is not exceeded.

Section 8.2  Adjustment for Other Forms of Payment
If the form of payment of the benefit under the Plan is other than a straight-life annuity (with no ancillary benefits), or if the Member has made mandatory or voluntary contributions or rollover contributions, or if any portion of the payment is attributable to assets transferred to the Plan from another qualified plan not maintained by the Company and any Affiliated Company, the benefit shall be adjusted so that it is actuarially equivalent to an Annual Benefit.

For purposes of adjusting any Non-Decreasing Annuity Benefit (as defined below), the actuarially equivalent amount shall be the greatest of (i) the amount determined utilizing the Plan interest rate and Plan mortality table used for converting a straight-life annuity to an alternative form of benefit, and (ii) the amount determined utilizing the Applicable Mortality Table and a 5 percent interest rate assumption.

For purposes of adjusting any benefit that is not a Non-Decreasing Annuity Benefit, the actuarially equivalent amount shall be the greatest of (i) the amount determined utilizing the Plan interest rate and Plan mortality table used for converting a straight-life annuity to an alternative form of benefit, (ii) the amount determined utilizing the Applicable Mortality Table and a 5.5 percent interest rate assumption, or (iii) for Limitation Years after 2005, the amount determined utilizing the Applicable Mortality Table and the Applicable Interest Rate (defined below) divided by 1.05.

No actuarial adjustment shall be required to reflect the value of any of the following:  (A) that portion of any joint and survivor annuity which constitutes a qualified joint and survivor annuity (as defined in section 417 of the Code); (B) benefits that are not directly related to retirement benefits, such as pre-retirement disability and death benefits, and post-retirement medical benefits; and (C) post-retirement cost-of-living increases made in accordance with section 415(d) of the Code.

Section 8.3  Adjustment for Benefits Commencing Before Age 62 or After Age 65
(a)           If payment of benefits under the Plan begins before the Member’s sixty-second birthday, the maximum Annual Benefit shall be the lesser of the following amounts:

(i)           The Age-Reduced Dollar Limitation (defined below); or

(ii)           The Employee’s Compensation Limitation.

For purposes of this Article 8, the term “Age-Reduced Dollar Limitation” means a reduced dollar limitation that, as so reduced, equals an Annual Benefit amount (as of the date of commencement of such benefit) that is actuarially equivalent to the Dollar Limitation beginning at age 62.  The actuarially equivalent amount shall be equal to the lesser of  (A) the Dollar Limitation multiplied by the ratio of the Annual Benefit under the Plan at the time payments are scheduled to commence, without regard to the limits of this Article 8, to the Annual Benefit commencing at age 62, without regard to the limits of this Article 8, and (B) the actuarially equivalent amount determined utilizing a five percent interest rate and the Applicable Mortality Table (defined below).  To the extent that benefits will not be forfeited upon the death of the Employee, the mortality decrement shall be ignored for purposes of determining any reduction in the dollar limitation.  If any benefits are forfeited upon death, the full mortality decrement shall be taken into account.

(b)           If payment of benefits under the Plan begins after the Employee attains age sixty-five, the maximum Annual Benefit shall be the lesser of the following amounts:

(i)           the Age-Increased Dollar Limitation (defined below); or

(ii)           the Employee’s Compensation Limitation.

For purposes of this Article 8, the term “Age-Increased Dollar Limitation” means an increased dollar limitation that, as so increased, equals an Annual Benefit amount (as of the date of commencement of such benefit) that is actuarially equivalent to the Dollar Limitation beginning at age 65.  The actuarially equivalent amount shall be equal to the lesser of: (A) the Dollar Limitation multiplied by the ratio of the Annual Benefit under the Plan at the time payments are scheduled to commence, disregarding accruals after age 65 and without regard to the limits of this Article 8, to the Annual Benefit payable to the Member at age 65, without regard to the limits of this Article 8, and (B) the actuarially equivalent amount determined utilizing a five percent interest rate and the Applicable Mortality Table.  To the extent that benefits will not be forfeited upon the death of the Member, the mortality decrement shall be ignored for purposes of determining any increase in the dollar limitation.  If any benefits are forfeited upon death, the full mortality decrement shall be taken into account.

Section 8.4  Adjustment for Fewer Than 10 Years of Participation or Vesting Service
If, at the time payment of benefits to any Member commence, such Member has fewer than ten years of participation (as defined by the Secretary of the Treasury), the Dollar Limitation (as increased or decreased) applicable to such individual shall be one-tenth of the otherwise applicable limitation times the number of whole and partial years of participation completed by the Member.

If, at the time payment of benefits to any Member commence, such individual has fewer than ten Years of Creditable Service with the Company and any Affiliated Company, the Member’s Compensation Limitation applicable to such individual shall be one-tenth of the otherwise applicable limitation or exemption, as the case may be, times the number of whole and partial years of service completed by the Member.

The provisions of this Section 8.4 shall not reduce the otherwise applicable Member’s Compensation Limitation to less than one-tenth of such limitation or exemption.

Section 8.5  Definitions

Solely for purposes of this Article 8, the following terms shall have the meanings set forth below:

“Annual Benefit” shall mean a benefit payable annually in the form of a straight-life annuity (with no ancillary benefits) under a plan to which employees do not contribute and under which no rollover contributions are made.  In computing the maximum permissible Annual Benefit, benefits attributable to mandatory or voluntary employee contributions (if any), rollover contributions or assets transferred to this Plan from a qualified plan maintained by an employer other than the Company and any Affiliated Company shall be disregarded.

“Applicable Interest Rate” shall mean the interest rate specified in Section 2.1(b)(2)(A).

“Applicable Mortality Table” shall mean the mortality table specified in Section 2.1(b)(2)(B).

“Compensation” shall mean all compensation of the Member from the Company and any Affiliated Company (as described in section 415(c)(3) of the Code) for the Plan Year, that is actually paid or made available to the Member within the Limitation Year, but not to exceed $245,000 (as adjusted pursuant to section 401(a)(17) of the Code) for any Limitation Year.  For Plan Years beginning after December 31, 1997, the term “Compensation” shall include any elective deferral (as defined in section 402(g)(3) of the Code), and any amount which is contributed or deferred by the Company and any Affiliated Company at the election of the Member, and which is not includible in the gross income of the Member by reason of section 125 of the Code.  For Plan Years beginning on or after January 1, 2001, elective amounts that are not includible in the gross income of the Member by reason of section 132(f)(4) of the Code shall also be considered “Compensation” for these purposes.  “Compensation” for purposes of this Article 8 includes only amounts paid prior to severance from employment or regular compensation, overtime, bonuses, commissions or similar payments for services and any payment that would have been paid prior to severance from employment if the employee had not terminated employment that is paid by the later of 2½ months after severance from employment or the end of the Limitation Year in which severance from employment occurs.

“Limitation Year” shall mean the Plan Year.

“Non-Decreasing Annuity Benefit” shall mean the amount of any distribution paid in the form of an annual benefit that (a) does not decrease during the life of the Member, or, in the case of a qualified pre-retirement survivor annuity, the life of the Member’s Spouse; or (b) decreases during the life of the Member merely because of (i) the death of the survivor annuitant (but only if the reduction is to a level not below 50% of the annual benefit payable before the death of the survivor annuitant); or (ii) the cessation or reduction of Social Security supplements or qualified disability benefits (as defined in section 411(a)(9) of the Code).

IN WITNESS WHEREOF, the Employer, by its duly authorized officers, has caused this First Amendment to be executed, on this 22nd day of December, 2008.

MINERALS TECHNOLOGIES INC.

BY:  /s/ Kirk Forrest
Kirk Forrest
General Counsel

BY:  /s/ D. Randy Harrison
D. Randy Harrison
Sr. Vice-President, Organization and Human Resources